Exhibit B

BOARD OBSERVER AGREEMENT

This Board Observer Agreement (the “Agreement”) is made effective as of August 1 , 2024 by and between Quanex Building Products Corporation, a Delaware corporation (the “Company”) and TELEIOS GLOBAL OPPORTUNITIES MASTER FUND, LTD., a Cayman Islands exempted company (registered number 1017936) having its registered office at c/o: BNP Paribas Bank & Trust Cayman Limited, P. O. Box 2003, 3rd Floor, 720 West Bay Road, Buckingham Square, Grand Cayman, KY1-1104, Cayman Islands acting through its investment manager, TELEIOS CAPITAL PARTNERS LLC a Swiss limited liability company. (the “Holder”).

WHEREAS, the Company has offered to acquire all of the outstanding equity interests of Tyman plc (the “Target”) on the terms set forth in the Company’s firm intention to make an offer for Target under Rule 2.7 of the UK City Code on Takeovers and Mergers (such announcement, the “Announcement”, such acquisition, the “Transaction” and the closing of the Transaction, the “Effectiveness Time”);

WHEREAS, pursuant to the Announcement, the Company has agreed to provide the rights set forth in this Agreement to each equityholder of the Target that both: (i) is beneficially interested in 16% or more of the fully diluted ordinary share capital of the Target immediately prior to the Effectiveness Time and (ii) will, immediately following the Effectiveness Time, be beneficially interested in 5% or more of the shares of the Company issued in connection with the Transaction when all such shares are listed on the New York Stock Exchange, taking into account only such newly issued shares which are issued to prior equity holders of the Target;

WHEREAS, as of the Effectiveness Time, the Holder satisfies such requirements; and

WHEREAS, relying on the accuracy of the preceding recital, effective from and after the Effectiveness Time during the term set forth herein, the Company desires to provide the Holder with certain observation rights regarding the Company’s board of directors (the “Board”) as further described, and subject to the terms and conditions set forth, herein.

NOW, THEREFORE, the parties agree as follows:

1.  Observer Rights.

1.1  As of the Effectiveness Time, the Company grants to the Holder the option and right but not the obligation to have a single representative attend any and all meetings (including in-person, telephonic or videoconference meetings) of the Board and the Nominating and Corporate Governance Committee of the Board (the “Nomination Committee”) in a nonvoting, observer capacity. In order to serve as such representative, an individual (a) must be (1) an individual listed on Schedule 1 (which shall contain the names of two individuals) or (2) in the event that no individual on Schedule 1 is able to so perform such function by virtue of incapacity, death or bona fide on-going material conflict or he or she ceases to be employed or affiliated with Holder, an individual employed or affiliated with Holder who is reasonably acceptable to the Company and (b) prior to serving as representative, shall have executed and delivered to the Company a copy of the Acknowledgement and Agreement to be Bound (the “Acknowledgement”) in the form attached hereto as Exhibit A (a representative of Holder qualifying to attend Board meetings in accordance with the foregoing is an “Observer”). In no event shall an Observer (i) be deemed to be a member of the Board; (ii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its shareholders (aside from those set forth herein or in the Acknowledgement); or (iii) have the right to propose or offer any motions or resolutions to the Board. The presence of an Observer shall not be required for purposes of establishing a quorum. Except for the Nomination Committee, an Observer shall not have the right to attend any meeting of a committee of the Board, but shall be entitled to receive all Board Materials pursuant to Section 1.2. For avoidance of doubt, either individual set forth in Schedule 1 (or any permitted replacement consistent with clause (a)(2)) may attend Board meetings (including Executive Sessions) as an Observer in accordance with this Agreement, provided that only one such individual may attend any Board meeting at any one time.

1.2  As of the Effectiveness Time, the Company will provide each Observer copies of all notices, minutes, readouts, consents and other materials that it provides to the Board, as the Board, and to any committee, as a committee, thereof, regardless of whether an Observer has the right to attend any meeting thereof, but subject to Section 1.3 below (collectively, “Board Materials”), including any draft versions, any written resolutions, and all exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board or committee; provided the manner of delivery of Board Materials by the Company may include access to such materials through a board portal (e.g., Diligent); provided further, that delivery obligations of the Company with respect to Board Materials distributed at or concurrent with a meeting to Board members generally shall be satisfied by delivery to any attending Observer; and, provided further, if any materials must be redacted under the terms of this Agreement, the Board shall use commercially reasonable efforts to complete such redactions prior to such meeting, and to the extent the Company is unable to deliver such materials prior to such meeting, the Company shall deliver such materials promptly thereafter delivery to the Board or committee after making any necessary redactions. Board materials shall include materials produced by any committee of the Board and shared with the Board generally. For the avoidance of doubt, any failure to (i) provide notice of any meetings of the Board or any committee thereof or (ii) provide Board Materials to an Observer, shall not invalidate any proceedings or actions taken by, or approvals of, the Board. The Company makes no express or implied warranty or representation concerning its Board Materials, Confidential Information or other information supplied to an Observer, including but not limited to the accuracy or completeness of such information. For the avoidance of doubt, an Observer may provide any and all Board Materials or other information regarding the Company to the Holder, including any Confidential Information, subject to the final sentence of Section 1.3 and Section 4 of this Agreement.

1.3  Notwithstanding anything herein to the contrary, the Company may exclude an Observer from access to any Board Materials, meeting or portion thereof if the Board concludes, acting in good faith, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its subsidiaries and its counsel (provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Company’s or its subsidiaries’ relationship, contractual or otherwise, with the Holder or its affiliates or any actual or potential transactions between or involving the Company or its subsidiaries and the Holder or its affiliates (including but not limited to the exercise or anticipated exercise of any shareholder rights by Holder or its affiliates); (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its subsidiaries is a party or otherwise bound; or (iv) following a material breach by Holder of any of the terms of Section 4 of this Agreement. In addition, if an Observer (or Holder) has knowledge of a conflict of interest, or a potential conflict of interest, between the Holder or an Observer or their affiliates and the Company or its subsidiaries, Holder agrees that an Observer shall inform the Board prior to any Board discussion of such matter immediately upon becoming aware of such conflict or potential conflict, or, if Holder first becomes aware of any such conflict of interest or potential conflict of interest following Board discussion, promptly upon first becoming aware and shall refuse, or return, any Board Materials received concerning such conflict or potential conflict. For the avoidance of doubt, the Company shall not be required to inform Holder or an Observer of the time, place or agenda of a meeting solely to the extent such exclusion is required to maintain attorney-client or work product privilege or is directly related to a conflict of interest between the Company or any subsidiary thereof and the Holder or Observer, and the Company shall only withhold such material or information to the extent it relates to such attorney-client or work product privilege or conflict of interest.

2.  Expenses; Compensation. The Company shall reimburse the Holder or the applicable Observer for any reasonable and documented out of pocket expenses incurred in connection with an Observer’s attendance at Board and committee meetings, including but not limited to travel costs; provided that travel costs shall comply with the travel policy applicable to members of the Board. For the avoidance of doubt, except as set forth in the preceding sentence, the Company shall not compensate the Holder or any Observer for an Observer’s role (and the salary or fees of an Observer to the Holder shall not be expenses for which the Company is obligated to reimburse).

3.  Compliance with Policies. Unless otherwise set forth herein, the Holder agrees that, as of the Effectiveness Time, each Observer (regardless of whether or not such Observer actually attends any Board meeting) shall be subject to, and shall comply with, the requirements of all Company policies applicable to directors and which are capable of applying to an Observer in his or her role as such, including but not limited to the Company’s “Insider Trading and Treatment of Material Non-Public Information” Policy attached hereto as Exhibit B as may be amended from time to time (but excluding any stock ownership guidelines set forth in Company policies), as if an Observer were a director of the Company. The Company shall conduct an “onboarding” process promptly following the Effectiveness Time to provide each Observer with reasonably appropriate training in respect of such applicable Board policies, and each Observer shall make him- or herself reasonably available for such training.

4.  Confidential Information.

4.1  To the extent that any information obtained by an Observer is Confidential Information (as defined below), the Holder shall, and shall cause an Observer to, treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 4.

4.2  As used in this Agreement, “Confidential Information” means any and all information or data relating to or in connection with the respective businesses and affairs of the Company or its subsidiaries (including Target) furnished or made available to an Observer or Holder from and after the execution of this Agreement, whether in verbal, visual, written, electronic or other form (including all Board Material that is non-public information), together with all information discerned from, based on or referring to any of the foregoing which may be prepared or created by an Observer, the Holder or any of its controlled affiliates, or any of their respective employees or outside counsel (each, a “Representative”); provided, however, that “Confidential Information” shall not include information that:

(a)  is or becomes generally available to the public other than as a result of disclosure of such information in breach of this Agreement by the Holder, any of its affiliates, any of their Representatives, or an Observer;

(b)  is independently developed by the Holder, any of its affiliates, any of their Representatives, or an Observer without use of or reference to Confidential Information provided by the Company or by any director, officer, employee, advisor or agent thereof;

(c)  becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not prohibited from disclosing such information to the Holder or any of its affiliates, any of their respective Representatives, or an Observer by any contractual, legal or fiduciary obligation to the Company; or

(d)  was known on a non-confidential basis by the Holder, any of its affiliates, or an Observer prior to receipt from the Company or from any director, officer, employee or agent thereof, other than to the extent such information became known as a result of a breach of any contractual (including this Agreement), legal or fiduciary obligation to the Company, to Target or to any third party.

4.3  The Holder shall, and shall cause each Observer to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person (other than disclosures to the Holder, or any of its Representatives (so long as such disclosure is for a purpose not prohibited by this Agreement) who are informed of its confidential nature and, in the case of employees, subject to customary confidentiality obligations to Holder); and (c) use the Confidential Information solely in connection with (i) the Holder’s and Observer’s rights hereunder; or (ii) monitoring, reviewing and analyzing the Holder’s investment in the Company, and not for any other purpose; provided, however, that clauses (a) and (b) of the foregoing shall not apply to the extent the Holder or any of its Representatives or an Observer is compelled to disclose Confidential Information by judicial or administrative process or by requirements of law, in each case pursuant to the advice of its counsel; provided, further, however, that prior written notice of such disclosure shall, if legally possible, be given to the Company as soon as reasonably practicable so that the Company may take action, at its expense, to limit, prevent, or protect such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person is legally compelled to disclose pursuant to advice of counsel and, in the case of any securities filing (including a Schedule 13D or proxy statement or related filings), with the good faith concurrence of Company securities counsel.

4.4  The Holder, on behalf of itself and each Observer, acknowledges that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. None of the Holder, any of its affiliates or their Representatives or an Observer shall, by virtue of the Company’s disclosure of, or such person’s use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively with the Company. The Holder shall be responsible for any breach of this Section 4 by an Observer, any of its affiliates, or its or their Representatives.

4.5  The Holder agrees that, upon expiration or termination of this Agreement and, it will (and will cause each Observer, Holder’s affiliates and its and their Representatives to) promptly (a) return or destroy, at the Company’s option, all physical materials containing or consisting of Confidential Information and all hard copies thereof in their possession or control; and (b) destroy all electronically stored Confidential Information in their possession or control; provided, however, that each of the Holder and its Representatives may retain any electronic or written copies of Confidential Information as may be (i) stored on its electronic records or storage system resulting from automated back-up systems; (ii) required by law, other regulatory requirements, or internal document retention policies; or (iii) contained in board presentations or minutes of board meetings of the Holder or its affiliates; provided, further, however, that any such retained Confidential Information shall remain subject to this Section 4 for five years following such expiration or termination (except for Confidential Information considered to be a “trade secret” or similar information protected by common law or statute, in which case such Confidential Information shall remain subject to Section 4 so long as it continues to be a trade secret or otherwise entitled to protection under law).

5.  Notices. Notices are to be delivered in writing,

in the case of the Company, to:

Quanex Building Products Corporation
945 Bunker Hill Rd, Suite 900
Houston, Texas, 77024
Attn: Chief Executive Officer

With a copy to:

Quanex Building Products Corporation
945 Bunker Hill Rd, Suite 900
Houston, Texas, 77024
Attn: General Counsel

and in the case of the Holder, to:

Teleios Capital Partners LLC
Attention: Operations
Baarerstrasse 12
Zug 6300
Switzerland

or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery or the day following deposit by overnight carrier.

6.  Miscellaneous Provisions. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties hereto. This Agreement may not be assigned by the Holder or by the Company without the prior written consent of the other party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

7.  Remedies. The Company, on the one hand, and the Holder, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party shall have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. As used in the foregoing sentence, breaching party means the party alleged to have breached this Agreement during the pendency of any proceeding. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

8.  Governing law and jurisdiction. This Agreement is governed by and shall be construed in accordance with the laws of State of Delaware. The parties submit to the exclusive jurisdiction of the courts of State of Delaware as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this agreement or any of the documents to be entered into pursuant to this Agreement (including their formation).

9.  Termination. The Company shall have the right to terminate this Agreement by written notice at any time after the date of the annual stockholders meeting of the Company that occurs in 2026 (the “Expiration Date”). The Holder shall also have the right to terminate this Agreement in its sole discretion with two business days’ written notice to the Company and the date of any such termination will be included in the definition of “Expiration Date”. In addition and notwithstanding the foregoing, this Agreement shall be terminable prior to the Expiration Date: (a) by the Company, with five (5) business days’ notice to Holder, if Holder or any Representative thereof joins the board of directors (or becomes a board observer) of any material and direct competitor, material customer or material supplier (public or private) of the Company (as determined by Board in a commercially reasonable manner) and does not abandon such seat within such notice period, (b) by the Company, upon any failure of the Holder and its affiliates/permitted transferees in the aggregate to hold at least 70% of the common stock of the Company that Holder owned immediately following the Effectiveness Time, as adjusted for any stock issuance, stock-splits or similar actions; provided that, in the event that Holder holds less than 5% of the issued and outstanding common stock of the Company, Holder shall provide to the Company a written statement, signed by an officer of Holder, delivering and swearing to such information as Holder would be required to include in a Schedule 13D filed pursuant to the Securities Exchange Act of 1934, with the first statement due within 48 hours after date on which Holder no longer owns at least 5% of the issued and outstanding common stock of the Company, and Holder shall provide updated statements with 48 hours of any event that would require Holder to amend a Schedule 13D with respect to the Company, (c) by the Company, upon any material failure of the Holder or any of its affiliates to timely comply with any reporting obligations under the Securities Exchange Act of 1934 incapable of being cured or which is not cured within 10 business days after such failure, and the Company shall have the right to exclude an Observer from any meeting and withhold any Board Materials from such Observer until such failure is cured (provided, for the purposes of this Agreement, the statement and amendments required by the proviso in subsection (b) above shall be deemed to be a reporting obligation under the Securities Exchange Act of 1934 for purposes of this subsection (c)), or (d) by the Company, in the event of a material breach of Section 3 or 4 of this Agreement or any provision of the Acknowledgment and Agreement to be Bound incapable of being cured or which is not cured within 10 business days after such breach, and the Company shall have the right to exclude an Observer from any meeting and withhold any Board Materials from such Observer until such breach is cured, (e) by the Company, in the event that Holder or any of its affiliates or Representatives, in the determination of the Board, directly or indirectly (i) engages in, or threatens to engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) with respect to the Company, (ii) forms, joins or in any way participates in a “group” (as defined in the Act) with respect to the Company or otherwise acts in concert with any person in respect of any such equity securities or (iii) otherwise requests, seeks or acts, alone or in concert with others, to obtain representation on the Board or to control the management, Board, or policies of the Company; provided, nothing herein shall prevent Holder, its affiliates or Representatives from exercising any voting rights in connection with the ownership of any securities of the Company in such person’s sole and absolute discretion; provided, further, that Sections 2, 4, 7, and 8 shall survive any such termination or expiration. Holder shall promptly inform the Company of any board role or ownership level that meets the standard set forth in clause (a) or (b) above, or of any action or inaction by the Holder that implicates clauses (c) or (d). Notwithstanding anything else herein to the contrary, the Company agrees that that Holder has an equity position in the Persons set forth on Schedule 2 and that the Holder’s ownership of such equity, and its exercise of its rights thereunder including rights to appoint directors, managers and other controlling persons, shall not be grounds for termination of this Agreement in the event such Person is or becomes a material customer or supplier of the Company, so long as Holder recuses itself, its representatives and its appointees from participating in any discussions (including meetings of the board or similar governing authority and conversations with officers or other representatives) of such Persons set forth on Schedule 2 that concern the Company; provided, that the Company may redact or otherwise not provide Board Materials (and may exclude an Observer from any meeting) if any such person would have an interest in such information that is adverse to the Company, as further described in Section 1.3.

[SIGNATURE PAGE FOLLOWS]